Exhibit 10.53

L. B. Foster Company

Director Compensation

The base annual fees for service on the Company’s Board of Directors are as follows:

Chairperson of the Compensation Committee   $52,500
Chairperson of the Audit Committee   $47,500
Chairperson of the Nominating and Governance Committee  $42,500
Other Outside Directors  $40,000

Outside directors also receive $1,000 for each non-telephonic Board meeting attended (whether such attendance is in person or via telephone), $500 for each Committee meeting attended (of which the Director is a member) and $500 for each telephonic Board or Committee (of which the Director is a member) meeting in which the Director participates.

The fees for Lee B. Foster II, Chairman of the Board of Directors, are:

- a base annual fee of $85,000,
- $2,000 for each non-telephonic Board meeting attended
- $1,000 for each telephonic Board meeting attended
- $1,000 for each Committee meeting of which the Chairman is a member (telephonic or non-telephonic)
- medical benefits for him and his wife.

When a director is elected or re-elected, he or she will receive 3,500 shares of Company Common Stock or such lesser amount as shall be determined by the Board of Directors.

The Company reimburses outside directors for expenses associated with travel to and attendance at Board of Directors’ meetings.